UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013

MONTPELIER RE HOLDINGS LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31468	98-0428969
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Montpelier House

94 Pitts Bay Road

Pembroke HM 08

Bermuda

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (441) 296-5550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)  Compensatory Arrangements of Certain Directors and Officers

On May 17, 2013, the Board of Directors (the “Board”) of Montpelier Re Holdings Ltd. (the “Company”) approved a new service agreement with Christopher L. Harris, the Company’s President and Chief Executive Officer (the “Service Agreement”). The Compensation and Nominating Committee of the Board also approved the Service Agreement on May 16, 2013.  The Service Agreement, which became effective on May 20, 2013 (the “Effective Date”), supersedes and replaces in all respects the prior service agreement between the Company and Mr. Harris, dated March 13, 2008 and amended July 1, 2010.

Term.  The term of the Service Agreement began on the Effective Date and will end on December 31, 2017, subject to automatic renewal for successive one-year periods beginning on January 1, 2018 unless, at least 90 days prior to the scheduled expiration date, either party provides the other party with notice of nonrenewal or of a desire to renegotiate the material terms of the Service Agreement.  In addition, if the Company delivers notice of nonrenewal to Mr. Harris either before or after a change in control (within the meaning of the Company’s 2012 Long-Term Incentive Plan), the term will expire on the later of the scheduled expiration date and the second anniversary of such change in control.

Title and Positions.  Mr. Harris will continue to serve as the Company’s President and Chief Executive Officer and, for so long as he is duly elected by the Company’s shareholders, as a member of the Board.

Salary and Annual Bonus.  During the term of the Service Agreement, the Company will pay Mr. Harris an annual base salary of $750,000, which represents a reduction from his base salary of $900,000, which was the level in effect prior to the Effective Date.  In addition, his target bonus opportunity will continue to be equal to 100% of his base salary.  Neither Mr. Harris’s base salary nor his target bonus may be decreased during the term of  the Service Agreement.

Long-Term Incentive Awards.  Within five business days following the Effective Date, Mr. Harris will receive the following grants:  (i) 5,000 fixed restricted share units (“RSUs”), which, except as otherwise provided in the Service Agreement, will vest in full on December 15, 2013, subject to Mr. Harris’s continued employment, and (ii) 34,931 variable RSUs, which will be earned and vest in a manner similar to the 62,069 variable RSUs he received in March 2013, in each case at target.  For each subsequent year during the term of the Service Agreement, Mr. Harris will be entitled to an annual grant of long-term incentive awards with a target value of not less than $2,448,000 (based on the Company’s share price on the relevant grant date), with annual awards valued at no less than $120,000 vesting no more than one year after grant and annual awards with a target value of not less than $2,328,000 vesting no more than four years after grant.

Termination of Employment.  Mr. Harris will be entitled to the following pay and benefits in the event his employment terminates under the circumstances described below:

Termination without Cause or for Good Reason.  If Mr. Harris’s employment is terminated either by the Company without Cause or by Mr. Harris for Good Reason (each, as defined in the Service Agreement), he will be entitled to (i) a lump-sum cash payment equal to two times the sum of his base salary plus his target annual bonus, provided that if such termination occurs within two years following a change in control, pursuant to the Company’s Severance Plan, he will be entitled to a cash severance payment equal to three times the sum of his base salary plus the highest annual bonus paid to him in any of the three years prior to the termination date, regardless of whether the Severance Plan is then in effect, (ii) three years of continued medical coverage and (iii) full vesting of his unvested long-term incentive awards (with any awards that remain subject to performance goals vesting at the target level, unless the applicable award agreement provides for vesting at a greater level).

Termination Due to Death or Disability.  If Mr. Harris’s employment is terminated due to his death or disability, he will be entitled to receive six months’ base salary for repatriation expenses, and all of his long-term incentive awards that are not subject to performance goals (including any awards for which the performance goals have already been satisfied) will vest in full.

Resignation without Good Reason.  If Mr. Harris resigns without Good Reason, the Company will determine whether to require Mr. Harris’s continued compliance with his noncompetition and nonsolicitation covenants (as described below) for a period of up to 12 months following termination, which period may be terminated at any time in the Company’s discretion.  During such 12-month or shorter period, Mr. Harris will receive (i) a pro rata portion of his base salary, paid in monthly installments, (ii) continued medical coverage and (iii) continued vesting of his long-term incentive awards.  If the Company releases Mr. Harris from his noncompetition and nonsolicitation obligations prior to the end of the 12-month period, his long-term incentive awards that would have vested during such 12-month period and are not subject to performance goals (including any awards for which the performance goals have already been satisfied) will vest on a pro rata basis.

Termination for Cause.  If Mr. Harris’s employment is terminated by the Company for Cause, he will not be entitled to any payments or benefits, other than previously accrued compensation and benefits.

Nonrenewal of the Service Agreement.  In the event the Service Agreement is not renewed and Mr. Harris’s employment terminates but he remains a member of the Board, his Board membership will be considered continued employment for purposes of the vesting of his long-term incentive awards, and he will be entitled to continued medical coverage.  In the event the Service Agreement is not renewed and Mr. Harris is removed from the Board involuntarily despite his willingness to serve, he will be entitled to (i) a lump-sum cash payment equal to the sum of his base salary plus the highest annual bonus paid to him in any of the three years prior to the date of nonrenewal and (ii) full vesting of his unvested long-term incentive awards (with any awards that remain subject to performance goals vesting at the target level).

Restrictive Covenants.  Mr. Harris is subject to a confidentiality covenant during his employment and thereafter.  In addition, during his employment and for a period of up to 12 months thereafter, he is subject to noncompetition and nonsolicitation covenants that prohibit him from competing with the Company and from soliciting its customers, employees, directors and consultants.

280G Cut-Back.  The Service Agreement provides that if, in connection with a change in control, Mr. Harris receives payments that are considered “excess parachute payment” for purposes of Section 280G of the U.S. Internal Revenue Code (“Section 280G”), then the amounts payable to Mr. Harris will be reduced if such a reduction would put him in a more favorable after-tax position.  In no event shall Mr. Harris be entitled to a gross-up for any taxes or penalties associated with Section 280G.

The foregoing description is qualified in its entirety by reference to the Service Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2013 Annual Meeting was held on May 17, 2013.  The following summarizes each of the 2013 Annual Meeting proposals and the voting results thereon:

I. Approval of an Eleven Member Board and Election of Directors

The Company’s Bye-laws provide for a classified Board, divided into three classes of approximately equal size.  At the 2013 Annual Meeting, Shareholders voted to fix the number of directors at eleven and elected four director nominees as Class B directors, each of whom will serve until: (i) the Company’s 2016 Annual Meeting of Shareholders; or (ii) his or her earlier resignation.  The table below details the voting results for this proposal.

Nominee	Votes For	Votes Against	Abstain	Non-Votes

Heinrich Burgi	46,849,134	247,059	88,902	4,060,451

Morgan W. Davis	43,298,119	3,797,567	89,409	4,060,451

John F. Shettle Jr.	46,849,365	246,828	88,902	4,060,451

Susan J. Sutherland	46,735,652	360,367	89,076	4,060,451

II. Election of Designated Company Directors of Montpelier Reinsurance Ltd. (“Montpelier Re”)

The Board of Directors of Montpelier Re is elected by the Company, which owns all of Montpelier Re’s outstanding common shares.  The Company must, pursuant to the provisions of Bye-law 85 of the Company’s Amended and Restated Bye-Laws, cast its vote in accordance with the results of a vote by Shareholders on the nominees for the Board of Directors of Montpelier Re.  At the 2013 Annual Meeting, Shareholders approved the three nominees as designated company directors to serve on the Board of Directors of Montpelier Re: (i) until the Company’s next Annual General Meeting of Shareholders; or (ii) his or her earlier resignation from the Board of Directors.  The table below details the voting results for this proposal.

Nominee	Votes For	Votes Against	Abstain	Non-Votes

Christopher L. Harris	47,070,373	25,675	89,047	4,060,451

Thomas G.S. Busher	47,067,984	28,125	88,986	4,060,451

Christopher T. Schaper	47,070,850	25,156	89,089	4,060,451

III. Appointment of Independent Auditor

At the 2013 Annual Meeting, Shareholders voted to approve the appointment of PricewaterhouseCoopers, an independent registered public accounting firm, as the Company’s Independent Auditor for 2013, and have authorized the Board, acting by the Company’s Audit Committee, to set their remuneration.  The table below details the voting results for this proposal.

Votes For	Votes Against	Abstain	Non-Votes

50,501,091	642,757	101,698	—

V. An Advisory Vote to Approve Executive Compensation

At the 2013 Annual Meeting, Shareholders voted to adopt the following non-binding, advisory resolution to approve the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement in the section entitled “Executive Compensation”.

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The table below details the voting results for this proposal.

Votes For	Votes Against	Abstain	Non-Votes

46,405,821	668,432	110,842	4,060,451

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Service Agreement between Christopher L. Harris and the Company dated May 20, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montpelier Re Holdings Ltd. (Registrant)

May 20, 2013	By:	/s/ Jonathan B. Kim
Date	Name:	Jonathan B. Kim
	Title:	General Counsel and Secretary